Exhibit 10.1
                                                                 EXECUTION COPY

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement, originally entered into as of August 21, 1995, as amended by Amendment No. 1, dated as of August 28, 1996, and as further amended by Amendment No. 2, dated as of April 16, 1997, and as further amended by Amendment No. 3, dated as of August 19, 1998, and as further amended by Amendment No. 4, dated as of March 11, 1999, is further amended and restated as of May 10, 1999 by and between MidAmerican Energy Holdings Company (formerly California Energy Company ("CalEnergy")), an Iowa corporation (the "Company"), and David L. Sokol (the "Executive").

                                    RECITALS

         The Company desires to employ the Executive as its Chairman and Chief Executive Officer on the terms set forth in this Agreement, and the Executive desires to accept such employment.

         Accordingly, the Company and the Executive agree as follows:

                                    AGREEMENT

         Section 1. Defined Terms. Terms used but not defined in this Agreement will have the meanings ascribed to them in Exhibit A to this Agreement.

         Section 2.  Employment.

          (a) The Company will employ the Executive as, and the Executive will act as, the Chairman and Chief Executive Officer of the Company upon the terms set forth in this Agreement, for the Term of Employment, except that in the event the Executive relinquishes his position as Chief Executive Officer but offers to remain employed as Chairman of the Board of the Company pursuant to
Section 7(c), the Executive will act solely as Chairman of the Board upon the terms set forth in this Agreement for the Term of Employment.

          (b) The Executive's primary place of employment will be Omaha, Nebraska.

         Section 3.  Duties.

          (a) The Executive (i) will manage the business of the Company and supervise and direct the other officers of the Company and its employees, agents and representatives, and (ii) will perform and discharge such other duties, and will have such other authority, as are customary to his office. In performing such duties, the Executive will report directly to the Board of Directors.
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          (b) The Board will not reduce the title,  office,  duties or authority of the Executive in any material respect and will not require the Executive to relocate his residence from Omaha, Nebraska. During the Term of Employment, the Company will use its best efforts to cause the Executive to be nominated and elected to the Company's Board of Directors.

          (c) The Executive will act, without any compensation in addition to the compensation payable pursuant to this Agreement, as an officer of any subsidiary of the Company, or as a member of the board of directors of any subsidiary of the Company, if so appointed or elected.

          (d) During the Term of Employment, the Executive (i) will devote his entire time, attention and energies during normal business hours to the business of the Company, and (ii) will not, without the Consent of the Board, perform any services for any other Person or engage in any other business or professional activity; provided, however, that in the event the Executive relinquishes his position as Chief Executive Officer but offers to remain employed as Chairman of the Board of the Company pursuant to Section 7(c), the foregoing items (i) and
(ii) shall no longer apply and instead the Executive shall provide services to the Company as reasonably requested by the Chief Executive Officer or the Board and agrees to be available to provide such services for up to forty (40) hours during each month while this Agreement is in effect.

          (e) Notwithstanding subsection (d), the Executive, without the Consent of the Board, may (i) perform the consulting duties contemplated in the letter agreement dated October 5, 1990, as it may be amended, by and among the Executive, Ogden Corporation and Ogden Projects, Inc., (ii) purchase securities issued by, or otherwise passively invest his personal or family assets in, any other company or business, and (iii) engage in governmental, political, educational or charitable activities, but only to the extent that those activities (A) are not inconsistent with any direction of the Board or any duties under this Agreement, and (B) do not interfere with the devotion by the Executive of his time, attention and energies during normal business hours to the business of the Company.

         Section 4.  Compensation.

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          (a) During the Term of Employment,  the Company will pay the Executive a base salary at a minimum annual rate of six hundred and seventy-five thousand dollars ($675,000), in substantially equal periodic payments in accordance with the Company's practices for executive employees. Notwithstanding the foregoing, if the Executive relinquishes his position as Chief Executive Officer but offers to remain employed as Chairman of the Board of the Company pursuant to Section 7(c), the Company shall pay the Executive an annual salary in the amount of six hundred and seventy-five thousand dollars ($675,000) for each 12-month period during the Term of Employment, payable in equal monthly installments on the first business day of the Company of each month during the Term of Employment.

          (b) The Board will review the salary payable to the Executive at least annually beginning in the fourth fiscal quarter of 1999. The Board, in its discretion, may increase the salary of the Executive from time to time, but may not reduce the salary of the Executive below the amount set forth in subsection
(a) above. The Board may issue the Executive stock options from time to time at its discretion.

          (c) During the Term of Employment, the Company will pay the Executive an annual bonus, not later than ten calendar days after the end of the preceding fiscal year of the Company in an amount determined by the Board, by reference to the accomplishment by the Executive of goals established by the Board for the related fiscal year. The annual bonus paid to the Executive, however, will not be less than the Minimum Bonus. The Executive shall also be eligible to be paid other bonuses for each fiscal year as determined by the Board. The Executive's annual bonus, together with all such other bonuses paid or payable for the fiscal year (including any amounts for which receipt is otherwise deferred pursuant to a plan or arrangement with the Company), is referred to herein as "Annual Bonus Compensation."

          (d) If the Executive suffers a Disability which continues for more than 60 calendar days, the Company may elect to pay the Executive, for so long as the Disability continues, fifty (50) percent of the salary otherwise payable to the Executive under Section 4(a), and fifty (50) percent of the Minimum Bonus otherwise payable to the Executive pursuant to Section 4(c). Any such election shall be subject to and will not affect the rights of the Company or the Executive under Sections 7(a)(v) and 8(b) hereof.

          (e) The Company will reimburse the Executive, subject to compliance by the Executive with the Company's customary reimbursement practices, for all reasonable and necessary out-of-pocket expenses incurred by the Executive on behalf of the company in the course of its business.
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          (f) The Company may reduce any payments  made to the  Executive  under this Agreement by any required federal, state or local government withholdings or deductions for taxes or similar charges, or otherwise pursuant to law, regulation or order.

          (g) Any base salary payable to the Executive for any period of employment of less than a year during the Term of Employment will be reduced to reflect the actual number of days of employment during the period except as provided in Section 8(b).

         Section 5.  Other Benefits.

          (a) During the Term of Employment (including the Term of Employment after Executive has relinquished his position as Chief Executive Officer), the Executive and his family may participate in and receive benefits under any employee benefit plan which the Company makes generally available to its employees and their families, including any pension, life insurance, medical benefits, dental benefits or disability plan, but only to the extent that the Executive or his family otherwise satisfies the standards established for participation in the plan.

          (b) The Executive may take up to six weeks of vacation during each full calendar year during the Term of employment, without loss of compensation or other benefits under this Agreement.

         Section 5A.  Supplemental Retirement Benefits.

          (a) Effective as of March 12, 1999, the closing date of the merger between the Company and MidAmerican Energy Company, resulting in the creation of MidAmerican Energy Holdings Company (the "Merger Date"), the Executive shall irrevocably become a participant in the MidAmerican Energy Company Supplemental Retirement Plan for Designated Officers (the "SERP").

          (b) The Executive shall receive fully vested years of participation credit under the SERP (for all purposes, including vesting and benefit accrual) for all years of service (or portions thereof) performed at the Company prior to the Merger Date, as provided on Exhibit B attached hereto.

          (c) The Executive shall be entitled to an Early Retirement Benefit Payment Option under the SERP pursuant to which he may elect to commence receiving benefits under the SERP after the Executive's retirement or disability on or after attaining age 47, which payments shall be calculated pursuant to the

SERP but which shall be no less than as provided on Exhibit C hereto (including for purposes of the following sentence). In the event of the Executive's death, benefits shall be paid pursuant to Section 6.4 of the SERP; provided, however, that any payment due under Section 6.4(a) of the SERP shall continue for the remaining lifetime of the Executive's surviving "Spouse" (as defined in the SERP) or for 360 months if the Executive dies without a surviving Spouse; and further provided, however, that any payment due under Section 6.4(b) of the SERP shall be payable without regard to the two-thirds and fifty percent limitations contained therein.

          (d) In the event of a Triggering Event (as defined below), the Executive shall be entitled to the following under the SERP:

                           (i) for purposes of determining years of participation credit, the Executive shall be credited with additional years of participation (or portions thereof) equal to the difference between age 65 and the Executive's age (in years or portions thereof) on the date of the Triggering Event, and

                           (ii) any benefits under the SERP not fully vested on the date of the Triggering Event (including the benefits arising by the foregoing subparagraph) shall become fully vested as of such date.

For purposes of this Section 5A(d), a Triggering Event shall mean (x) the termination of the Executive by the Company without Cause; (y) the resignation by the Executive pursuant to Section 7(a)(iv) of this Agreement; or (z) a Change in Control occurring after the Merger Date. All capitalized terms shall have the meanings ascribed to them in Exhibit A of this Agreement.

          (e) Notwithstanding anything herein or in the SERP to the contrary, for purposes of determining the benefit payable to Executive under the SERP, the Executive's annual base salary and annual bonus shall never be less than the base salary referenced in Section 4(a) hereof and that portion of the Annual Bonus Compensation earned by Executive for the 1998 calendar year which the SERP Committee has determined shall be included for purposes of calculating the SERP benefit (i.e., $1,850,000).

          (f) Within 30 days prior to a Change in Control, the Company shall (i) establish a rabbi trust or an irrevocable standby letter of credit with a U.S. Bank rated A or better, in each case naming the Executive as the beneficiary and
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having terms reasonably  satisfactory to Executive, in order to provide security for the payment of benefits to Executive pursuant to the SERP, and (ii) if a rabbi trust is established, deposit into the rabbi trust an amount which, with
the  expected   earnings  thereon  from  reasonably   prudent  and  conservative
investments (as confirmed by a certificate of a national accounting firm of recognized standing which is independent of the Company) shall be sufficient to satisfy the ultimate benefit obligations to Executive pursuant to the SERP.

          (g) A general release of claims under the SERP shall not be required of the Executive in order to receive benefits thereunder.

          (h) The Executive's entitlement to benefits under the SERP shall be nonforfeitable and, Section 6.5 of the SERP notwithstanding, shall not be adversely affected in any way upon termination of the Executive's employment for Cause.

         Section 6.  Confidentiality and Post-Employment Restrictions.

          (a) The Executive acknowledges that the Company has confidential information and trade secrets, whether written or unwritten, with respect to carrying on its business, including sensitive technology and engineering information and data, names, of past, present and prospective customers and vendors of the Company, methods of pricing contracts and income and expenses associated therewith, negotiated prices and offers outstanding, credit terms and status of accounts and the terms or circumstances of any business arrangements between the Company and any third parties ("Confidential Information and Trade Secrets"). As used in this Agreement, the term Confidential Information and Trade Secrets does not include (i) information which becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) information which becomes available to the Executive on a nonconfidential basis from a source other than the Company, or (iii) information known to the Executive prior to any disclosure to him by the Company. The Executive further acknowledges that the Executive possesses a high degree of knowledge of the geothermal energy industry and, in particular, has committed to a long-standing relationship with the Company as employee, director and officer, which has allowed, and will continue to allow, him access to the Company's Confidential Information and Trade Secrets. Accordingly, any employment by the Executive with another employer in the geothermal energy industry or participation by him as a substantial investor in any such industry may necessarily involve disclosure of the Company's Confidential Information and Trade Secrets. Consequently, the

Executive agrees that, if he voluntarily resigns his employment with the Company for any reason other than a breach of this Agreement by the Company, he shall not at any time during the two-year period after such resignation, directly or indirectly accept employment by or invest in (except as a passive investor in a public corporation or in a publicly issued partnership interest which, in either event, would not exceed an ownership interest of 3% of the outstanding equity or partnership interest) in any person, firm, corporation, partnership, joint venture or business which is primarily engaged in the production or marketing of electrical energy from geothermal resources. The preceding sentence notwithstanding, if the Executive's resignation occurs upon or after a Change in Control, he shall not be precluded from accepting employment or providing services to Peter Kiewit Sons', Inc. or any Affiliate thereof.

          (b) Without the Consent of the Board, the Executive will not, for two years after the Term of Employment, (i) disclose any Confidential Information and Trade Secrets of the Company or any Affiliate of the Company to any Person (other than the Company, directors, officers or employees of the Company or representatives thereof), or (ii) otherwise make use of any Confidential Information and Trade Secrets other than in connection with authorized dealings with or by the Company.

          (c) For a period of two years after the Term of Employment, the Executive shall neither directly nor indirectly solicit, on behalf of another employer, the employment of any person who is then currently employed by the Company, or otherwise induce, on behalf of another employer, such person to leave the employment of the Company without the Company's prior written approval.

          (d) The Executive will hold on behalf of the Company and as the property of the Company, all memoranda, manuals, books, papers, letters, documents, computer software and other similar property obtained during the course of his employment by the Company and relating to the Company's business, and will return such property to the Company at any time upon demand by the Board and, in any event, within five calendar days after the end of the Term of Employment.

         Section 7.  Termination of Employment or Change in Employment Status.

          (a) The employment of the Executive under this Agreement will terminate on the earliest of: (i) written notice by the Executive of his resignation; (ii) the 30th calendar day after the Company gives to the Executive written notice of termination without Cause; (iii) the fifth calendar day after the Company gives to the Executive written notice of the existence of Cause;
(iv) the 30th calendar day after the Executive gives to the Company written notice of (A) the failure by the Company to pay to the Executive, for a material period of time and in a material amount, compensation due and payable by the Company under Section 4(a) or 4(c), or (B) any breach by the Company or the Board of Section 3(b) or Section 4(b); (v) the Permanent Disability of the Executive; or (vi) the death of the Executive.

          (b) If the Employment of the Executive is terminated under this Agreement, the obligations of the Executive under Section 6 will remain in full force and effect, and the termination will not abrogate any rights or remedies of the Company or the Executive with respect to any breach of the Agreement, except as expressly provided in Sections 8 and 9.

          (c) If the Executive relinquishes his position as Chief Executive Officer but offers to remain employed as Chairman of the Board of the Company, this Agreement will remain in full force and effect, subject to the provisions hereof governing his employment solely as Chairman of the Board. In such event, the first sentence of Section 3(a) and Sections 3(c), (e) and 4(d) shall no longer be applicable.

         Section 8.  Payment Upon Termination.

          (a) If the employment of the Executive is terminated pursuant to subsections (i) or (iii) of Section 7(a), the Company will pay to the Executive, within 30 calendar days, (x) any salary pursuant to Section 4(a) which is accrued but unpaid through the Termination Date, and (y) a bonus payment, in an amount determined by the Board by reference to the performance of the Executive for a portion of the fiscal year of the Company before the Termination Date, which is not less than the Minimum Bonus.

          (b) If the employment of the Executive is terminated pursuant to subsections (ii), (iv), (v) or (vi) of Section 7(a), the Company will pay the Executive, on or before the related Termination Date, an amount equal to three times the sum of (1) the annual salary then in effect pursuant to Section 4, and
(2) the greater of (x) the Minimum Bonus or (y) an amount equal to the average Annual Bonus Compensation payable to the Executive in respect of the two fiscal years immediately preceding the fiscal year in which the Executive's employment with the Company terminates. In addition, (x) any portion of the options granted to the Executive which would become vested within the next 36 months (beginning with the month following the month in which the Termination Date occurs) will vest immediately and may be exercised within the remaining term of the options as provided in the applicable option agreements, and (y) the Company shall continue in effect for Executive and his dependents, for a period of 36 months after the Termination Date, the life insurance benefits, medical benefits and dental benefits, the disability plan, the tax preparation and investment advisory services and any other employee benefits made generally available to senior executives of the Company on and after the date hereof through the end of the 36 month post-termination period, subject to such employee contributions and other terms and conditions as are applicable to active employees generally and subject to subsequent modification or termination of such plans to the extent such subsequent actions are also applicable to active employees generally; provided that such plan benefits shall terminate earlier on the date, if any, that comparable benefits are made available to the Executive by any new employer (the "Continuation of Benefits"). To the degree that any of the above employee benefit programs are not available to Executive on account of his status as a non-employee after termination of employment, the Company shall provide for economically equivalent programs during the 36 month period or pay to executive a lump sum cash amount designed to allow him to obtain economically equivalent benefits or put him in the same economic position on an after tax basis (the "Economic Equivalent").

          If the Executive relinquishes his position as Chief Executive Officer but offers to remain employed as Chairman of the Board of the Company pursuant to Section 7(c) and the Executive's employment is subsequently terminated pursuant to subsection (ii), (iv), (v) or (vi) of Section 7(a), in lieu of the payments described above, the Company shall (i) pay the Executive any due and payable salary pursuant to Section 4(a) for his services rendered to the Company prior to the termination of this Agreement, (ii) reimburse pursuant to Section 4(e) the expenses incurred by the Executive prior to the termination of this Agreement, (iii) pay the Executive the full amount of the aggregate annual salary that would have been paid pursuant to Section 4(a) through the fifth anniversary of the date he commenced his employment solely as Chairman of the Board, (iv) provide for the immediate vesting and exercisability of all options awarded to the Executive by the Company and (iv) provide for the Continuation of Benefits through the fifth anniversary of the date he commenced his employment solely as Chairman of the Board or the Economic Equivalent thereof.

          (c) If the employment of the Executive is terminated pursuant to subsections (ii), (iv), (v) or (vi) of Section 7(a), all Performance Accelerated Stock Options ("PASOs") held by the Executive on the Termination Date will become vested and immediately exercisable on such Termination Date, and shall otherwise remain exercisable for their term in accordance with the terms thereof.

          (d) If the employment of the Executive is terminated pursuant to subsections (ii), (iv), (v) or (vi) of Section 7(a) at any time prior to a Change in Control or for any reason after a Change in Control, then without further action by the Company, the Board or any committee thereof, the Executive may exercise any vested stock options (including vested PASOs) held by the Executive pursuant to existing procedures approved by the Stock Option Committee for cashless exercise, by surrendering previously owned shares, electing to have the Company withhold shares otherwise deliverable upon exercise of such options, or by providing an irrevocable direction to a broker to sell shares and deliver all or a portion of the proceeds to the Company, in any case in an amount equal to the aggregate exercise price and any tax withholding obligation attendant to the exercise.

          (e) If the  Executive  relinquishes  his  position as Chief  Executive
Officer but offers to remain employed as the Chairman of the Board of the Company pursuant to Section 7(c), the Company will pay the Executive, on or before the date he relinquishes such position, a special achievement bonus which is equal to two times the sum of (1) the annual salary then in effect pursuant to Section 4, and (2) the greater of (x) the Minimum Bonus or (y) an amount equal to the average Annual Bonus Compensation payable to the Executive in respect of the two fiscal years immediately preceding the fiscal year in which the Executive relinquishes such position. In addition to the foregoing, all options awarded by the Company to the Executive that would become vested and exercisable during the two year period following the date the Executive relinquishes his position as Chief Executive Officer but offers to remain as Chairman of the Board pursuant to Section 7(c) (the "Relinquishment Date") shall become immediately vested and exercisable as of the Relinquishment Date, and all remaining options that would commence vesting in the period of time subsequent to such two-year period shall commence vesting in accordance with their terms as of the Relinquishment Date.

                  Section 8A.  Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, waiver of Company rights, acceleration of vesting of any stock options or restricted stock, or any other payment or benefit in the nature of compensation to or for the benefit of the Executive, alone or in combination (whether such payment, distribution, waiver, acceleration or other benefit is made pursuant to the terms of this
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Agreement or any other  agreement,  plan or  arrangement  providing  payments or benefits in the nature of compensation to or for the benefit of the Executive, but determined without regard to any additional payments required under this
Section 8A) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 8A(c), all determinations required to be made under this Section 8A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte and Touche LLP, or such other nationally recognized accounting firm then auditing the accounts of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is unwilling or unable to perform its obligations pursuant to this Section 8A, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to hereunder as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, determined pursuant to this Section 8A, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The parties hereto acknowledge that, as a result of the potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company will not have made Gross-Up Payments which should have been made consistent with the calculations required to be made hereunder (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 8A(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii)     cooperate   with  the   Company   in  good  faith  in  order
                    effectively to contest such claim, and

          (iv)      permit  the  Company  to  participate  in  any   proceedings
                    relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8A(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the

         Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8A(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8A(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8A(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         Section 9.  Remedies.

          (a) The Company will be entitled, if it elects, to enjoin any breach or threatened breach of, or enforce the specific performance of, the obligations of the Executive under Sections 3 or 6, without showing any actual damage or that monetary damages would be inadequate. Any such equitable remedy will not be the sole and exclusive remedy for any such breach, and the Company may pursue other remedies for such a breach.

          (b) Any court proceeding to enforce this Agreement may be commenced in federal courts, or in the absence of federal jurisdiction the state courts, located in Omaha, Nebraska. The parties submit to the jurisdiction of such courts and waive any objection which they might have to pursuit of any such proceeding of any such court.

          (c) Except to the extent that the Company elects to seek injunctive relief in accordance with subsection (a), any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach of this Agreement will be submitted to arbitration in Omaha, Nebraska, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction.

          (d) The Company will pay, promptly upon request, any legal fees or expenses incurred by the Executive in connection with any legal proceedings instituted by the company to enforce the provisions of this Agreement against the Executive, but such advances will be reimbursable to the Company, but only to the extent the Company ultimately prevails in the proceeding (after any applicable appeals have been exhausted).

         Section 10. Assignment. Neither the Company nor the Executive may sell, transfer or otherwise assign their rights, or delegate their obligations, under this Agreement.

         Section 11. Unfunded Benefits. All compensation and other benefits payable to the Executive under this Agreement will be unfunded, and neither the company nor any affiliate of the Company will segregate any assets to satisfy any obligation of the Company under this Agreement. The obligations of the Company to the Executive are not the subject of any guarantee or other assurance of any Person other than the Company.

         Section 12. Severability. Should any provision, paragraph, clause or portion thereof of this Agreement be declared or be determined by any court or arbitrator of competent jurisdiction to be illegal, unenforceable or invalid, the validity or enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Alternatively, the court or arbitrator having jurisdiction shall have the power to modify such illegal, unenforceable or invalid provision so that it will be valid and enforceable, and, in any case, the remaining provisions of this Agreement shall remain in full force and effect.

         Section 13.  Miscellaneous.

          (a) This Agreement may be amended or modified only by a writing executive by the Executive and the Company.

          (b) This Agreement will be governed by and construed in accordance with the internal laws of the State of Nebraska.

          (c) This Agreement constitutes the entire agreement of the Company and the Executive with respect to the matters set forth in this Agreement and supersedes any and all other agreements between the Company and the Executive relating to those matters.

          (d) Any notice required to be given pursuant to this Agreement will be deemed given (i) when delivered in person, or (ii) on the third calendar day after it is sent by facsimile, express delivery service, or registered or certified mail, if to the Company or to the Executive, at 302 South 36th Street, Suite 400, Omaha, Nebraska 68131, fax number (402) 231-1658 or to such other address as may be subsequently designated by the Company or the Executive in writing to the other party.

          (e) A waiver by a party of a breach of this Agreement will not constitute a waiver of any other breach, prior or subsequent, of this Agreement.



         IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of May 10, 1999.

                                   MIDAMERICAN ENERGY HOLDINGS COMPANY

                                   BY:_____________________________
                                      Steven A. McArthur
                                      Senior Vice President

                                   EXECUTIVE:

                                   BY:_____________________________
                                      David L. Sokol

                                    EXHIBIT A

                                  Defined Terms

         "Affiliate means, with respect to a Person, (a) any Person directly or indirectly owning, controlling, or holding power to vote 10% or more of the outstanding voting securities of the Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Person; (c) any Person directly or indirectly controlling, controlled by or under common control with, the Person and (d) any officer or director of the Person, or of any Person directly or indirectly controlling the Person, controlled by the Person or under common control with the Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

         "Agreement" means this Employment Agreement dated as of August 21, 1995, by and between the Company and the Executive, as it may be amended from time to time in accordance with its terms.

         "Board" means the Board of Directors of the Company or, if the context is appropriate, any duly authorized and appointed committee or member of the Board of Directors having authority to act on behalf of the Board of Directors with respect to the matter in question.

         "Cause means any or all of the following:

         (a) the willful and continued failure by the Executive to perform substantially the services contemplated by the Agreement (other than any such failure resulting from the Executive's incapacity due to disability) after a written demand for substantial performance is delivered to the Executive by a member or representative of the Board which specifically identifies the manner in which it is alleged that the Executive has not substantially performed such services;

         (b) the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to the Company, provided that, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company; or

          (c) the gross negligence of the Executive in performing the services contemplated by the Agreement which is materially and demonstrably injurious to the Company.

         "Cause" will exist only if the Board has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith judgment of the Board, the Executive was guilty of the conduct constituting such Cause and specifying, the particulars thereof in detail.

         "Change in Control" means (i) approval by the Company's stockholders of
(A) the dissolution of the Company, (B) a merger or consolidation of the Company where the Company is not the surviving corporation, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (C) a reverse merger in which the Company survives as an entity but in which securities possessing more than 50 percent of the total combined voting power of the Company's securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger or
(D) the sale or other disposition of all or substantially all of the Company's assets; (ii) the direct or indirect acquisition by any Person or related group of Persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50 percent of the total combined voting power of the Company's outstanding voting securities; or (iii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members cease, by reason of one or more contested elections for Board membership or by one or more actions by written consent of stockholders, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

         "Company"  means   MidAmerican   Energy  Holdings   Company,   an  Iowa
corporation, and any successor or assign permitted under the Agreement.

         "Consent of the Board" means, with respect to an action, the consent of the Board to the action given prior to the action in a resolution duly adopted by the Board, appropriate committee of the Board, or by a member of the Board duly authorized to consent to such action.

         "Disability" means, with respect to the Executive, that the Executive has become physically or mentally incapacitated or disabled so that, in the reasonable judgment of majority of the members of the Board, he is unable to perform his duties under this Agreement and such other services as he performed on behalf of the Company before incurring such incapacity or disability.

         "Minimum Bonus" means, with respect to a fiscal year, $675,000; provided, however, in the event the Executive relinquishes his position as Chief Executive Officer but offers to remain employed as Chairman of the Board of the Company pursuant to Section 7(c) of this Agreement, there shall be no Minimum Bonus, but the Board shall retain its discretion to award Annual Bonus Compensation pursuant to Section 4(c) of the Agreement.

         "Permanent Disability" means a Disability which has continued for at least six consecutive calendar months.

         "Person"  means  any  natural  person,  general  partnership,   limited
partnership, corporation, joint venture, trust, business trust, or other entity.

         "Term of Employment" means the period of time beginning on August 21, 1995, and ending on the fifth anniversary of such date, unless earlier terminated pursuant to Section 7(a) or automatically extended pursuant to the following sentence. The Term of Employment will be automatically extended for one year on each anniversary of the date of this Agreement beginning on the fifth anniversary unless the Executive has given the Company a notice declining automatic extension at least 120 calendar days before the anniversary; provided, however, in the event the Executive relinquishes his position as Chief Executive Officer but offers to remain employed as Chairman of the Board of the Company pursuant to Section 7(c) of this Agreement, the Term of Employment shall mean the period of time beginning on the date the Executive relinquishes his position as Chief Executive Officer of the Company and ending on the fifth anniversary of such date, unless earlier terminated pursuant to Section 7(a).

         "Termination Date" means the date of termination of employment of the Executive pursuant to Section 7 of this Agreement.

                                    EXHIBIT B

David L. Sokol

Credited Years of Service as of March 12, 1999: 6 years, 9 months

                                    EXHIBIT C

David L. Sokol

Minimum Annual SERP benefit payment for retirement or disability payable on or after attaining age 47: $853,887.